Files Pursuant to Rule 424(b)(1)
File No. 333-134246
PROSPECTUS
116,456 Shares
STANDARD MANAGEMENT CORPORATION
Common Stock
          This is a resale of outstanding shares of our common stock by certain of our shareholders. The shares covered by this prospectus were issued to some of the selling shareholders as part of the contractual consideration paid when we acquired RoyalMed, LLC.
          Our common stock is traded on the OTC Bulletin Board under the symbol “SMAN.PK.” On June 2, 2006, the last reported sale price for our common stock, as reported on OTC Pink Sheets, was $.37 per share.
          The selling shareholders will sell their shares as described in the “Plan of Distribution” section, which begins on page 16. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.
          Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 5, 2006

ABOUT THIS PROSPECTUS
          This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock being offered. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered. The registration statement can be read at the SEC web site or at the SEC Public Reference Room mentioned under the heading “Where You Can Find More Information.”
          When acquiring any of the securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. Neither we nor any selling shareholders or underwriters have authorized anyone to provide you with different information. The securities are not being offered in any state where the offer would be prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of the respective document.
          Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Standard Management,” “we,” “us,” “our,” or similar references mean Standard Management Corporation and our subsidiaries.
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934. All statements, trend analyses, and other information contained in or incorporated by reference into this prospectus relative to markets for our products, trends in our operations or financial results, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to our business strategy and prospects, our acquisition strategy, including potential acquisitions, the operation and performance of acquired businesses post-acquisition, future financing plans, sources and availability of capital, governmental regulations and the effect on us and our competition. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to:
•	Our having sufficient cash on hand, whether generated through operations or financings, to meet our operating needs and continue our acquisition program.

•	The ability of our management to successfully operate a pharmacy business with limited experience in that industry.

•	Our ability to expand our pharmacy services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business.

•	Our ability to achieve anticipated levels of operational efficiencies at recently acquired companies, as well as through other cost-saving initiatives.

•	General economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain additional capital on favorable terms when needed.

•	Customer response to new products, distribution channels and marketing initiatives.

•	Increasing competition in the sale of our products.

•	Regulatory changes or actions, including those related to Medicaid and Medicare.

•	The risk factors or uncertainties listed from time to time in any document incorporated by reference herein.
          All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
          The accompanying information contained in this prospectus, as well as in our SEC filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.
          All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-(800)-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at www.sec.gov.
          We have filed a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock being offered. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

1.	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

2.	our Quarterly Report on Form 10-Q for the three months ended March 31, 2006;

3.	all Current Reports on Form 8-K filed since January 1, 2006; and

4.	the description of our common stock contained in our registration statement filed under Section 12 of the Exchange Act, including all amendments and reports updating that description.
          Any information incorporated by reference will be modified or superseded by any information contained in this prospectus or in any other document filed later with the SEC which modifies or supersedes such information. Any information that is modified or superseded will become a part of this prospectus as the information has been so modified or superseded.
          We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Investor Relations Department, Standard Management Corporation, 10689 N. Pennsylvania Street, Indianapolis, Indiana 46280; telephone number (317) 574-6200.
RISK FACTORS
          In addition to the other information in this report and our other filings with the U. S. Securities and Exchange Commission (“SEC”), the following risk factors should be carefully considered in evaluating Standard Management and our businesses. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, not presently known to us or otherwise, may also impair our business operations or the trading of our common stock. If any of the risks described below or such other risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.
Our pharmacy business has not been profitable and we expect it to continue to incur losses for at least the next year.
          Since we began operating our pharmacy business in 2002, it has incurred substantial net losses each year. For the years ended December 31, 2005, 2004 and 2003, net losses from our continuing operations were $20.3 million, $20.6 million and $16.7 million, respectively. For the three months ended March 31, 2006, we incurred a net loss of approximately $4.3 million. We expect net losses to continue until we generate significant revenues and achieve economies of scale in our operations through acquisitions and organic growth. There can be no assurance that we will ever be able to successfully develop and operate a profitable pharmacy business. Our future profitability will depend on several factors including:
•	our ability to identify and acquire appropriately priced and profitable businesses that provide cash flow and synergies to our current business;

•	our ability to execute a planned strategy that will provide for cash flow from operations which will fund growth and service debt ; and

•	our ability to access reasonably priced capital that will provide long-term flexibility for the Company.
Unless we receive a significant cash infusion or significantly increase cash flow from operations, we may not have sufficient cash to meet our cash requirements at some point during 2006.
          Our pharmacy business alone has not generated sufficient revenues to support our operations and service our debt obligations. We implemented a growth plan, subsequent to the sale of our financial services business in June 2005, focused on acquiring profitable existing businesses to increase our revenues and cash flows. The funding of this growth plan and our ability to meet our working capital and other cash requirements generally, depend on, among other things, current cash and cash equivalents and proceeds from outside financing activities. At March 31, 2006, we had approximately $1.6 million in cash and cash equivalents. On April 13, 2006, we received $2.8 million of debt financing from one of our officers of a recently acquired company. Nevertheless, based on current estimates of cash flow, management believes that, absent significant additional cash infusion or significantly increased cash flow from operations, at some point during 2006, we may not have sufficient cash to meet our cash requirements. Management is currently negotiating a series of transactions it believes would alleviate the potential liquidity shortfall. There can be no assurance, however, that outside financing activities will generate sufficient net proceeds or that the other initiatives currently being negotiated by management can be consummated in full or at sufficient levels to provide us with sufficient cash to meet our cash requirements.
Our independent auditors have expressed substantial doubt regarding the Company’s ability to continue as a going concern.
          In their report, our independent auditors stated that our financial statements for the years ended December 31, 2005 and 2004 were prepared assuming that the Company would continue as a going concern. The auditors expressed “substantial doubt” about the Company’s ability to continue as a going concern based on a lack of liquidity combined with recurring losses from continuing operations. Despite the fact that we have recently raised capital, we will still need additional capital to fund operations and continue our acquisition program. The fact that we have received this “going concern opinion” from our auditors will likely make it more difficult for us to raise capital on favorable terms and could hinder, to some extent, our operations and acquisition program.
We will require additional financing, which may be difficult to obtain. Any such financing in the form of debt will contain restrictive covenants and will require us to utilize cash to service it.
          Our pharmacy business has had negative cash flows and net losses since its inception in 2002. We expect negative cash flows from operations to continue until we achieve critical mass through acquisitions and organic growth. Our business has significant cash needs for operations and for acquisitions. As a result, we will likely need to seek additional capital, which we may do through public or private equity or debt financing. In addition to seeking equity financing, we are currently negotiating with various potential lenders to provide senior debt financing. There can be no assurance that we can reach agreement with any lenders for such financing. The terms of any such debt financing, will likely restrict our ability to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments in certain situations, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. The terms of such indebtedness would also likely require us to meet certain financial tests and comply with certain other reporting, affirmative and negative covenants. Finally, if we obtain such debt financing, a substantial portion of our cash flow from operations would be dedicated to debt service requirements.
Our management team has a limited history of operating a pharmacy business.
          Because we have only operated our pharmacy business since 2002, our management team does not have a significant operating history upon which an investor can easily evaluate our future potential. In attempting to execute our business model, we may need to significantly change our operating model, sales and implementation practices, customer service and support operations and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets and the need to develop strategic relationships.
We are subject to various risks relating to our acquisition strategy.
          A significant component of our growth strategy contemplates our making selected acquisitions that will help expand our pharmacy offerings. Acquisitions involve inherent uncertainties. These uncertainties include the ability to identify suitable acquisition candidates and negotiate acceptable terms for their acquisition, the ability to integrate the acquired businesses into a larger organization and the availability of management resources to oversee the operations of these businesses. The successful integration of acquired businesses will require, among others:
•	consolidation of financial functions and elimination of redundancies;

•	achievement of purchasing efficiencies;

•	the integration of key personnel; and

•	the maintenance and growth of existing business.
          We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. We have procedures in place to conduct detailed due diligence reviews of potential acquisition candidates for compliance with healthcare laws and to conform the practices of acquired businesses to our standards and applicable laws, but there can be no assurance that our procedures will detect all potential problems. If such procedures fail, we may incur material liabilities for past activities of acquired businesses.
          We cannot be sure that an acquisition will not have an adverse impact on our results of operations or financial condition.
We face uncertainties relating to ongoing litigation that, if decided adversely to us, would have a material adverse impact on our liquidity and financial position.
          We are currently engaged in binding arbitration with our former President/Chief Financial Officer. This former executive resigned all positions with us effective May 31, 2005 and has initiated legal proceedings to recover certain severance amounts to which he alleges he is entitled. The aggregate of his demands is approximately $13 million. We believe that the executive’s claims are entirely without merit. We are vigorously defending this action. While we are confident in the merits of our legal position in the arbitration, we cannot predict the outcome of this action nor the amount the arbitrators will ultimately rule is due to the executive, if anything. A decision by the arbitrators requiring us to pay a significant amount to the executive would have a substantial negative impact on our liquidity and financial position.
Our profitability and ability to conduct business could be negatively impacted by a change in our relationships with our largest institutional clients.
          A large portion of the present and future growth of our institutional pharmacy business currently is contingent upon our ability to acquire and retain institutional care facilities. Currently we have more than 80 contractual relationships with institutional clients. We are presently attempting to expand the number of these contracts. The financial condition and profitability of our institutional clients – can impact our profitability and opportunities for future growth. In addition, although we believe our current relationships with our institutional clients are strong, the loss of key institutional clients would materially affect the operation of our business.
We face intense competition.
          We operate in a highly competitive environment. The institutional pharmacy industry is dominated by three companies, which together control approximately 65% of the market. If we are unable to compete with our competition due to our size, failure to develop innovative distribution methods or failure to satisfy our customers, our financial results will be immediately and significantly affected.
We are subject to significant governmental regulation, and changes in such regulation could have a substantial impact on our profitability.
          We are subject to substantial regulations at both the state and federal levels regarding payment or reimbursement for pharmacy services, financial relationships with our clients and manufacturers of pharmaceuticals, and licensure and certification of our operations, and changes in these regulations may have a material and adverse effect on our profitability as more fully described below.
We are dependent on payment or reimbursement from government reimbursement programs, principally Medicare and Medicaid, and the constant changes in the government reimbursement programs pose substantial risk to our results of operations.
          The provision of pharmaceuticals and pharmacy benefits is a highly dynamic and evolving business that is tied closely to changes in government reimbursement programs at both the state and federal levels and is in a constant state of flux. As of December 31, 2005, approximately 36% of our pharmacy billings were directly reimbursed by government sponsored programs. Government sponsored programs include Medicaid and, to a lesser extent, Medicare. Our remaining billings are currently paid or reimbursed by individual residents, long-term care facilities and other third-party payors, including private insurers. A portion of these revenues are indirectly dependent on government programs. We anticipate that direct reimbursement from government sponsored programs will become a material portion of our pharmacy billings.
          There are currently a number of active state and federal initiatives that could materially and adversely affect our profitability, the most important of which is the Medicare Prescription Drug Improvement and Modernization Act of 2004, which created a comprehensive voluntary prescription drug benefit administered under Medicare Part D and became effective on January 1, 2006. This Act provides certain cost-sharing government subsidies for individuals who might otherwise qualify for drug coverage under Medicaid or similar government-funded aid programs. Since a substantial portion of our future institutional pharmacy business will involve the provision of prescription drugs to Medicare beneficiaries who may qualify for this new benefit, it may have a material and adverse effect on the profitability of our business. Since important elements of this Act relating to issues such as formulary development, drug pricing, and drug discount cards have yet to be finalized, the precise impact of implementation of Medicare Part D on our industry is unknown.
          We also expect significant reforms to be proposed in 2006 regarding the Medicare Part B drug payment methodology. The United States Department of Health and Human Services, Centers for Medicare and Medicaid Services has indicated that the pharmacy reimbursement methodology will change to either an “average sales price” or “competitive acquisition program” payment methodology, and this change may have a material and adverse effect on our profitability.
          Many state Medicaid programs use the “average wholesale price” reimbursement methodology (“AWP”) and the “maximum allowable costs” reimbursement methodology (“MAC”), but many states, including states in which we operate or may operate, have indicated an intention to discontinue or modify these payment methodologies, and such changes may have a material and adverse effect on our profitability. Currently, virtually all of our contracts with major facility customers use these methodologies as a basis for calculating the prices charged for drugs ordered through our pharmacy. In the event state reimbursement programs decide to use alternative methods for calculating these prices, our reimbursement may suffer.
If we or our client institutions fail to comply with Medicaid and Medicare reimbursement regulations, our revenue could be reduced, we could be subject to penalties and we could lose our eligibility to participate in these programs.
          The Medicaid and Medicare programs are highly regulated. The failure, even if inadvertent, by either us or our client institutions to comply with applicable reimbursement regulations could adversely affect reimbursement under these programs and our or our clients’ ability to continue to participate in these programs. In addition, our failure to comply with these regulations could subject us and our clients to allegations of filing false claims to the governmental reimbursement programs, which could subject us to substantial financial damages and exclusion from the governmental reimbursement programs.
If we fail to comply with licensure requirements, fraud and abuse laws, or other applicable laws, we may need to curtail operations, and we could be subject to significant penalties.
          Our pharmacies are required to be licensed in the states in which they are located or do business. While we continually monitor the effects of regulatory activity on our operations and believe we currently have all necessary pharmacy licenses, the failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of the business. The long-term care facilities that contract for our services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents. We are also subject to federal and state laws that prohibit some types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments or any other remuneration intended to induce or encourage the referral of items or services payable by Medicare or Medicaid, including prescription drugs. For example, payment by pharmaceutical manufacturers of access or performance rebates to institutional pharmacies that are designed to prefer, protect, or maintain that manufacturer’s product selection by the pharmacy or to increase the volume of that manufacturer’s products that are dispensed by the pharmacy under its formulary are currently under scrutiny and may violate the fraud and abuse laws. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion from the Medicaid, Medicare and other federal and state healthcare programs.
Our failure to comply with federal or state health care privacy standards could subject us to civil and criminal liability.
          The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) requires us to comply with the electronic transaction, privacy and security standards relating to the health care information of individuals who receive drugs and pharmaceuticals through our operations. Although we have taken and intend to continue to take all steps necessary to ensure that we comply with all HIPAA standards, if we fail to comply with the HIPAA regulations, we could suffer significant civil and criminal penalties. We may also become subject to various state legislative and regulatory privacy initiatives that will restrict the use of private medical records, and, if these regulations are implemented, we may incur additional expense and may be required to change certain of our business practices.
We are also subject to other state and federal laws that govern the distribution of pharmaceuticals, the enforcement of which could have a material and adverse effect on our profitability.
          We are also subject to the risk of changes in various local, state, federal and international laws relating to pharmaceuticals, which include the operating and security standards of the United States Drug Enforcement Administration, the United States Food and Drug Administration, various state boards of pharmacy and comparable agencies. These changes may affect our operations, including distribution of prescription pharmaceuticals (including certain controlled substances), operation of pharmacies and packaging of pharmaceuticals. A review of our business by regulatory authorities may result in determinations that could adversely affect the operations of the business.
We are also subject to cost controls imposed by non-government reimbursement program payors and pricing changes from our suppliers that could have a material and adverse effect on our profitability.
          Cost controls imposed by other third-party payors, such as managed care companies and insurance companies, in an attempt to exercise control over increasing health care costs and changes in pharmaceutical manufacturers’ pricing or distribution policies could also have a material and adverse effect on our profitability by substantially reducing our revenues.
There are few barriers to entry in the institutional pharmacy market, and we may experience unforeseen competition in our markets.
          There are relatively few barriers to entry in the local markets that we serve, and we may encounter substantial competition from new local market entrants as well as increasing competition from pharmacies operating outside the United States which ship drugs to U.S. residents over the Internet and through other distribution channels. This competition could have a material and adverse effect on our business.
Future sales of common stock could depress the price of our common stock.
          We have previously announced that we are attempting to raise additional capital. The planned financings may include, but not be limited to, a combination of privately placed common stock, senior debt and subordinated debt. The amounts may vary depending upon the structure of each financing instrument. Sales of significant amounts of common stock in the public market, or the perception that sales will occur, could materially depress the market price of our common stock. We expect that any common stock sold in any of this private financing will be registered for resale under the Securities Act within 120 days following the closing of such offering and thus would be freely tradable.
          We also have outstanding three series of convertible notes, which, as of March 31, 2006 are convertible into an aggregate of 2,782,666 shares of common stock. We have registered these shares for resale so that, upon conversion, such shares will be freely tradable. Further, we have outstanding warrants to purchase an aggregate of 948,130 shares of common stock as of March 31, 2006. The shares of common stock underlying such warrants are subject to registration rights or are otherwise currently freely tradable.
          In addition, as of March 31, 2006 we have an aggregate of 2,102,113 shares of common stock issuable under our two stock option plans upon the exercise of stock options currently outstanding. Those shares, if issued, will be eligible for immediate resale in the market (other than 1,431,780 shares underlying exercisable options held by our executive officers and directors).
          Finally, we have commenced an exchange offer for all or a portion of our outstanding trust preferred securities, in which holders are offered the opportunity to exchange their trust preferred securities for shares of our common stock. While the exchange offer could result in the issuance of an aggregate of 12,420,000 shares of our common stock, we cannot presently quantify how many new shares will be issued.
The market price of our common stock is volatile.
          The market price of our common stock historically has experienced and may continue to experience significant volatility. This volatility may or may not be related to our operating performance. Some of this volatility may be related to our recent shift to operating solely as a pharmacy business and as a much smaller company, and may reflect the market’s difficulty in valuing our business until we establish a longer operating history. In addition, announcements of our quarterly operating results, changes in recommendations by financial analysts, fluctuations in the stock price and operating results of our competitors and similar events could cause the market price of our common stock to fluctuate substantially.
As of May 23, 2006, our securities will no longer be listed on the Nasdaq Stock Market, which may make trading in our securities limited and more difficult for our security holders.
          As of the date of the filing of this registration statement of which this prospectus is a part, our common stock traded on the Nasdaq National Market. Continued inclusion on the Nasdaq National Market currently requires, among other things, a minimum stockholder’s equity of $10 million, as well as a minimum bid price of $1.00 per share. As we have previously disclosed, we have received two notifications from the Nasdaq Stock Market indicating that we are no longer in compliance with these Nasdaq continuing listing standards and we were requested to provide Nasdaq with a written plan for regaining and sustaining compliance with all Nasdaq continued listing standards. On May 2, 2006, we submitted our written plan to Nasdaq. Between May 2, 2006 and May 17, 2006, we engaged in numerous teleconferences with representatives of Nasdaq regarding our plan. During the course of those conversations, our management team believed and reported to the Board that our capital expansion would be jeopardized by continuing to comply with the Nasdaq requirements.
          Our Board of Directors met telephonically on May 16, 2006 and discussed whether it would be in our best interests and those of our shareholders to voluntarily delist our securities from Nasdaq. The

Board believed that as we endeavored to implement our capital plan and acquisition/growth strategy, many of Nasdaq’s marketplace rules, in particular those requiring shareholder approval for certain transactions, erected overly burdensome barriers to our ability to quickly effect transactions the Board believed to be in our best interests and those of our shareholders. By way of example, under Nasdaq rules, we would be unable to use a significant portion of the proceeds from our current private offering to complete our proposed acquisition of In-House Pharmacies, Inc., without first obtaining shareholder approval, even though we previously obtained shareholder approval for the issuance of the shares to be issued as part of the consideration in that transaction. The Board concluded that it could more quickly and efficiently execute our capital and growth plan were we not subject to the numerous restrictive Nasdaq rules. While gaining the needed flexibility to implement its plan, the Board further concluded that the market for our common stock would experience only limited, if any, impact by being quoted on an over-the-counter service, such as the OTC Bulletin Board, as opposed to continued quotation on Nasdaq.
          Accordingly, at the direction of the Board of Directors, management advised Nasdaq on May 17, 2006 that we intended to voluntarily delist our common stock and trust preferred securities from Nasdaq. As a result, as of May 23, 2006, our securities will no longer be quoted on Nasdaq.
          It is our intention to reapply for listing of our common stock on a national stock exchange (Nasdaq, the New York Stock Exchange or the AMEX) after we complete our capital plan and further execute our growth strategy. We expect that we will able to make application to a national exchange when it is in our best interests. In the meantime, prior to reapplying for listing, we believe that brokers trading in our securities will cause our common stock to be quoted on an over-the-counter quotation service such as the OTC Bulletin Board or the Pink Sheets. No assurances can be provided however as to when, if ever, we will apply for relisting on a national exchange or that any broker will request our common stock to be quoted on an over-the-counter service.
          The actions described above could further negatively impact the price and marketability of our shares, and investors may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities.
          In addition, the SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. When our securities are removed from listing on the Nasdaq Stock Market, and are traded at a price below $5.00, they may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market and the risks of investing in our securities. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market.
You may experience dilution as a result of future issuances of shares of our common stock.

          As of May 1, 2006, we had 9,095,208 shares of common stock outstanding. Additionally, as of May 1, 2006, we had stock options, warrants and convertible securities outstanding that were convertible or exercisable into up to 5,623,606 shares of our common stock. Furthermore, in connection with our acquisition strategy, we may issue shares of our common stock as consideration in certain future acquisition transactions. We are also likely to issue a significant number of shares in the planned exchange offer for our trust preferred securities. We may also issue additional shares as warrants to purchase additional shares in the future through various financing or restructuring transactions, although, there are no firm plans for such transactions at this time. In the event that we issue additional common stock in the future, our shareholders will experience dilution the significance of which will depend on the number of shares issued.
STANDARD MANAGEMENT CORPORATION
          Standard Management is an Indianapolis-based holding company that, through its operating subsidiaries, provides pharmaceutical products and services to the healthcare industry in the United States. We focus on providing pharmaceuticals to long-term care and infusion therapy facilities. Through our regional pharmacies, we offer custom packaging for all long-term care facilities in addition to creating solutions for specialized healthcare facilities in a growing number of regions of the United States.
          We were incorporated in 1989. We are headquartered in Indianapolis, Indiana.
          For further information about Standard Management, see “Where You Can Find More Information” on page 3.

SELLING SHAREHOLDERS
          The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by the shareholders who are offering common stock under this prospectus. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. The numbers in the table include fractional share interests which have been rounded to the nearest whole share. None of the selling shareholders owns in excess of 1% of the issued and outstanding shares of our common stock. None of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

	Shares		Shares
	Beneficially		Beneficially
	Owned Before	Shares	Owned After
Name of Selling Shareholder	the Offering	Offered	the Offering(1)
Christine C. Vetters	58,228	58,228	0
Kayleah K. Maddock	58,228	58,228	0
Total	116,456	116,456	0

(1)	Assuming all offered shares are sold.
          We are registering the shares for sale by the selling shareholders in accordance with registration rights granted to the selling shareholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the selling shareholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel. In addition, we have agreed to indemnify the selling shareholders, underwriters who may be selected by the selling shareholders and their affiliated parties, against specific liabilities, including liabilities under the Securities Act, in connection with the offering. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against specific liabilities, including liabilities under the Securities Act of 1933, as amended. The selling shareholders have agreed to indemnify us and our directors and officers, as well as any person controlling the company, against specific liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling the company, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

USE OF PROCEEDS
          The shares of our common stock offered under this prospectus will be sold by the selling shareholders named herein. We will not receive any of the cash proceeds from the sale of shares of common stock by the selling shareholders.
DESCRIPTION OF CAPITAL STOCK
          Our authorized capital stock consists of 60,000,000 shares of common stock, without par value per share, and 1,000,000 shares of preferred stock, without par value per share.
          The following summary of certain provisions of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles of incorporation and bylaws and the applicable provisions of the Indiana Business Corporation Law, which documents you are urged to read carefully.
Common Stock
          As of May 1, 2006, we had 9,095,208 shares of common stock outstanding. Holders of our common stock are entitled to receive, as, when and if declared by our Board of Directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes, subject to any dividend preferences that may be attributable to preferred stock that is outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote.
          There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.
Preferred Stock
          Our Board of Directors, without further action by the shareholders, is authorized to issue an aggregate of 1,000,000 shares of preferred stock in one or more series. Currently, there are no shares of preferred stock outstanding. Our Board also may, without shareholder approval, determine the dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences of such stock. Holders of preferred stock may not have any voting rights except as specifically provided in the Indiana Business Corporation Law. Nevertheless, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action of the shareholders.
Indemnification
          Our articles of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Indiana law. The indemnification permitted under Indiana law is not exclusive of any other rights to which such persons may be entitled. We have also entered into separate indemnification agreements with some of our directors that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status of service as directors, to the maximum extent permitted under Indiana law.

     In addition, we maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.
Anti-Takeover Effects of our Articles of Incorporation and Bylaws and Provisions of Indiana Law
     A number of provisions in our articles of incorporation, bylaws and Indiana law may make it more difficult to acquire control of us. These provisions could deprive our shareholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:
•	enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

•	discourage certain types of transactions which may involve an actual or threatened change of control of us;

•	discourage certain tactics that may be used in proxy fights; and

•	encourage persons seeking to acquire control of us to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.
     Staggered Board. Our articles of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our board of directors. Our articles of incorporation and bylaws also provide that the board of directors is divided into three classes. The members of each class of directors serve for staggered three-year terms. The classification of the board has the effect of requiring at least two annual shareholder meetings, instead of one, to replace a majority of the members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors or by the sole remaining director. This provision could prevent a shareholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.
     Preferred Stock. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for shareholder approval, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate transactions, may among other things, discourage, delay, defer, or prevent a change of control of us.
     Authorized but Unissued Shares of Common Stock. The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
     Antitakeover Provisions of Indiana Law. Indiana Code Section 23-1-42 (the “Control Share Act”) provides that any person or group of persons that acquires the power to vote more than one-fifth of certain corporations’ shares shall not have the right to vote such shares unless granted voting rights by the holders of a majority of the outstanding shares of the corporation and by the holders of a majority of the outstanding shares excluding “interested shares.” Interested shares are those shares held by the acquiring person, officers of the corporation and employees of the corporation who are also directors of the corporation. If the approval of voting power for the shares is obtained, additional shareholder approvals are required when a shareholder acquires the power to vote more than one-third and more than a majority of the voting power of the corporation’s shares. In the absence of such approval, the additional shares acquired by the shareholder may not be voted. If the shareholders grant voting rights to the shares after a shareholder has acquired more than a majority of the voting power, all shareholders of the corporation are entitled to exercise statutory dissenters’ rights and to demand the value of their shares in cash from the corporation. If voting rights are not accorded to the shares, the corporation may have the right to redeem them. The provisions of the Control Share Act do not apply to acquisitions of voting power pursuant to a merger or share exchange agreement to which the corporation is a party.
     We have not opted-out of the provisions of the Control Share Act in our bylaws. Indiana Code Section 23-1-43 (the “Business Combination Act”) prohibits a person who acquires beneficial ownership of 10% or more of certain corporations’ shares (an “interested shareholder”), or any affiliate or associate of an interested shareholder, from effecting a merger or other business combination with the corporation for a period of five years from the date on which the person became an interested shareholder, unless the transaction in which the person became an interested shareholder was approved in advance by the corporation’s Board of Directors. Following the five-year period, a merger or other business combination may be effected with an interested shareholder only if (a) the business combination is approved by the corporation’s shareholders, excluding the interested shareholder and any of its affiliates or associates, or (b) the consideration to be received by shareholders in the business combination is at least equal to the highest price paid by the interested shareholder in acquiring its interest in the corporation, with certain adjustments, and certain other requirements are met. The Business Combination Act broadly defines the term “business combination” to include mergers, sales or leases of assets, transfers of shares of the corporation, proposals for liquidation and the receipt by an interested shareholder of any financial assistance or tax advantage from the corporation, except proportionately as a shareholder of the corporation.
PLAN OF DISTRIBUTION
     We are registering the shares on behalf of the selling shareholders. We will pay all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.
     Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.
     The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or brokers-dealers regarding the sale of their securities. In addition, there is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.
     The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid as to a particular broker-dealer might be in excess of customary commissions.

     The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.
     Because selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended may apply to their sales in the market.
     Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. The supplement will disclose:
•	the name of each such selling shareholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.
LEGAL MATTERS
     Certain legal matters in connection with the offering are being passed upon for us by Stephen M. Coons, our Executive Vice President and General Counsel.
EXPERTS
     The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. Their report contains an explanatory paragraph regarding the Company’s ability to continue as a going conern.
     Ernst & Young LLP, independent registered public accounting firm, has audited our 2003 consolidated statements of operations and cash flows and 2003 information included in the schedule included in our 2005 Annual Report on Form 10-K, as set forth in their report dated March 2, 2004, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young’s report, given on their authority as experts in accounting and auditing.

     No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by Standard Management. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of Standard Management since the date hereof.
STANDARD MANAGEMENT
CORPORATION
116,456 SHARES
COMMON STOCK
P R O S P E C T U S
June 5, 2006
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280
(317) 574-6200